Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Monday, November 21, 2011	TRADED: Nasdaq
LANCASTER COLONY INCREASES CASH DIVIDEND; REELECTS THREE DIRECTORS
COLUMBUS, Ohio, Nov. 21 — Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has declared a quarterly cash dividend of 36 cents per share on the company’s common stock, marking 49 consecutive years of increasing regular cash dividends. Lancaster Colony is one of only 16 U.S. companies to have increased cash dividends each year for 49 years. The dividend will be payable December 30, 2011 to shareholders of record on December 9, 2011. As of the record date for today’s annual shareholder meeting, there were 27,255,470 common shares outstanding.
Voting at the annual meeting, shareholders reelected three incumbent directors: Robert L. Fox, financial adviser for Wells Fargo Advisors; John B. Gerlach, Jr., chairman and chief executive officer of Lancaster Colony; and Edward H. Jennings, retired president emeritus of The Ohio State University.
Mr. Gerlach said, “The dividend reflects the company’s continued strong financial position and will be the 194th consecutive quarterly cash dividend paid by the company since September 1963.” He noted that the indicated annual payout for the current fiscal year ending June 30, 2012 is $1.41 per share, up nine percent from the $1.29 per share paid in fiscal 2011.
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. For example, fluctuations in material and freight costs, over which we have limited control, may significantly influence our financial results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO Lancaster Colony Corporation Phone: 614/224-7141 -or- Investor Relations Consultants, Inc. Phone: 727/781-5577 or E-mail: lanc@mindspring.com